Exhibit 4.5

DESCRIPTION OF OUR CAPITAL STOCK

The following is a description of the material terms of Nathan's Famous, Inc.'s (the "Company", "we", "us" and "our") common stock. The following description is a summary and should be read together with our certificate of incorporation, as amended, and by-laws, which are included as exhibits to our Annual Report on Form 10-K for the year ended March 29, 2020 and incorporated by reference herein.

Authorized Capitalization

Our authorized capital stock consists of 30,000,000 shares of common stock, $.01 par value per share.

Common Stock

Voting Rights. Each share of the Company's common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. The Company's board of directors consists of one class which is re-elected every year at the annual meeting of the stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of our common stock can elect all of the directors of the Company standing for election at a stockholders' meeting.

Dividend Rights. All shares of the Company's common stock are entitled to participate ratably in dividends when and as declared by the Company's board of directors out of the funds legally available therefor. Any dividends may be paid in cash, property or additional shares of the Company's common stock. Payment of future dividends is subject to the discretion of the Company's board of directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts.

Miscellaneous Rights and Provisions. Holders of the Company's common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “NATH.”